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Exhibit 5.1

[LETTERHEAD OF WOODBURN AND WEDGE]

June 1, 2006

Tenet Healthcare Corporation
13737 Noel Road
Dallas, Texas 75240

  Re:
  $800,000,000 Aggregate Principal Amount of Senior Notes

Ladies and Gentlemen:

        We have acted as special Nevada counsel to Tenet Healthcare Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of $800,000,000 principal amount of 9.250% Senior Notes Due 2015 (the "Securities") of the Company.

        In connection with this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

          (i)    the Company's registration statement on Form S-4, filed on April 8, 2005 as amended by Amendment No.1 filed on June 1, 2006 (as so amended, the "Registration Statement"), relating to the Securities,

          (ii)   an executed copy of the Indenture, dated as of November 6, 2001, as supplemented by the Eighth Supplemental Indenture, dated as of January 28, 2005 (as supplemented, the "Indenture"), between the Company and The Bank of New York, as trustee,

          (iii)  the Amended and Restated Articles of Incorporation of the Company, as presently in effect,

          (iv)  the Restated Bylaws of the Company, as presently in effect, and

          (v)   certain resolutions of the Board of Directors of the Company relating to the issuance and exchange of the Securities, the filing of the Registration Statement and related matters.

        We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1.     the Company is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada;

          2.     the Indenture has been duly authorized, executed and delivered by the Company; and

          3.     when the Registration Statement has become effective under the Act and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

        This opinion is being delivered to you for your use only in connection with the filing of the Registration Statement and may not be relied upon by any person other than you and the law firm of Latham & Watkins LLP in connection with the opinion to be submitted by such firm. This opinion may not be quoted or used in whole or in part for any other purpose and it, and any copies, abstracted or portions thereof, may not be delivered to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Notes" in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
WOODBURN and WEDGE
/s/ GREGG P. BARNARD, ESQ. Gregg P. Barnard, Esq.

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  Exhibit 5.1